Exhibit 3.218

AGREEMENT

OF

LIMITED PARTNERSHIP

OF

SOUTHERN ARIZONA REGIONAL REHABILITATION HOSPITAL, L.P.

This Agreement of Limited Partnership of Southern Arizona Regional Rehabilitation Hospital, L.P., (the “Partnership”) made and entered into as of August 24, 1990, by and among Continental Rehabilitation Hospital of Arizona, Inc., a Delaware corporation with its principal place of business located at 600 Wilson Lane, P.O. Box 715, Mechanicsburg, PA 17055 as the general partner (the “General Partner”), and HTI Tucson Rehabilitation, Inc., an Arizona corporation with its principal place of business at 4525 Harding Road, Nashville, Tennessee 37205, as the special limited partner (the “Special Limited Partner”), and the other persons who may become limited partners under the terms of this Agreement (each an “Investor Limited Partner” and collectively, with the Special Limited Partner, the “Limited Partners”).

The parties hereto agree as follows:

I. DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below:

1.1. “Act” means the Delaware Revised Uniform Limited Partnership Act, being Sections 17-101 et seq. of the Delaware Code Annotated, as amended from time to time.

1.2. “Affiliate” means (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any officer, director, or partner of such other person, (iii) any person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other person, and (iv) if such person is an officer or general partner, any company, firm, or corporation for which such person acts in any such capacity.

1.3. “Agreement” means this Agreement of Limited Partnership, as amended from time to time.

1.4. “Available Cash Flow” means all cash funds of the Partnership on hand at the end of each fiscal year less (i) provision for payment of all outstanding and unpaid current cash obligations of the Partnership at the end of such fiscal year (including those which are in dispute), which may include debt service on Partnership indebtedness, all lease payments and management fees, and capital expenditures, but without deduction for depreciation and other non-cash expenses, (ii) provision for a reserve for reasonably anticipated cash expenses and contingencies and (iii) the proceeds from the sale of Units.

1.5. “Capital Account” means, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

(i) To each Partner’s Capital Account there shall be credited the amount of cash and the Gross Asset Value of any property contributed to the Partnership by such Partner, such Partner’s distributive share of Profits, and any items in the nature of income or gain that are specially allocated pursuant to Section 9.4 hereof, and the amount of any Partnership liabilities that are assumed by such Partner or that are secured by any Partnership property distributed to such Partner.

(ii) From each Partner’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Losses, and any items in the nature of expenses or losses that are specially allocated pursuant to Section 9.5 hereof, and the amount of any liabilities of such Partner that are assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(iii) Upon any adjustment to the Gross Asset Value of Partnership property pursuant to Section 9.6, the Partners’ Capital Accounts shall be adjusted as if all Partnership property were sold for such adjusted Gross Asset Value immediately prior to the occurrence of the event giving rise to such adjustment. Allocations of any resulting gain or loss shall be made pursuant to Article IX as if proceeds in an amount equal to such adjusted Gross Asset Value, less Partnership liabilities, were to be distributed pursuant to the last sentence of Section 13.2.

In the event any Partnership interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership interest.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

1.6. “Capital Contribution” in respect of any Partner or transferee of such Partner means the amount of all cash, notes, assumptions or guarantees of Partnership indebtedness, and other property, tangible or intangible, contributed or sold by such Partner to the capital of the Partnership.

1.7. “Closing” means the first date on which a Limited Partner other than the Special Limited Partner is admitted to the Partnership.

1.8. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.9. “Continental” means Continental Medical Systems, Inc., and Affiliate of the General Partner.

1.10. “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year of other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

1.11. “Fixed Value” has the meaning set forth in Section 11.3 of this Agreement.

1.12. “General Partner” means the party designated as the “General Partner” in the first paragraph of this Agreement.

1.13. “General Partner Loan” means the loan defined in Section 6.1 of this Agreement.

1.14. “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the Partnership;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner, as of the following times:

(A) Upon the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution,

(B) Upon the distribution by the Partnership to a Partner of more than a de mjnimis amount of property as consideration for an interest in the Partnership if the General Partner reasonably determines that such an adjustment is necessary or appropriate to reflect the relative economic interest of the Partners in the Partnership, and

(C) Upon the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b) (2) (ii) (g) ;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to

Treasury Regulation Section 1.704-1(b) (2) (iv) (m) and in accordance with this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subsection (iv) to the extent that the General Partner reasonably determines that an adjustment pursuant to Subsection (ii) above is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this Subsection (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subsections (i), (ii) or (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

1.15. “Healthtrust” means Health [unreadable] Hospital Company, the holder as of the date [unreadable] Capital Stock of the Special Limited Partner [unreadable].

1.16. “Hospital” means the [unreadable] Tucson, Arizona, known as Southern Arizona [unreadable] Hospital.

1.17. “Interest” means limited [unreadable] the Partnership, or any portion thereof as [unreadable] including in the case of the Investor Limited [unreadable].

1.18. “Investor Limited Partners” means the [unreadable] are, from time to time, admitted to the Partnership as Limited Partners, other than the Special Limited Partner.

1.19. “Licensure” has the meaning set forth in Section 10.1.4 of this Agreement.

1.20. “Limited Partners” means the Special Limited Partner and the Investor Limited Partners.

1.21. “Limited Partnership Percentage” in respect of any Limited Partner means that fraction, expressed as a percentage, having as its numerator the percentage interest in Available Cash Flow pursuant to Section 9.1(b) held by such Limited Partner and having as its denominator the total percentage interest in Available Cash Flow pursuant to Section 9.1(b) held by all Limited Partners.

1.22. “Management Agreement” means the agreement between Continental and the Partnership, pursuant to which Continental will manage the Hospital.

1.23. “Partners” means collectively the General Partner and the Limited Partners.

1.24. “Partnership” means Southern Arizona Regional Rehabilitation Hospital, L.P.

1.25. “Partnership Return” means the U.S. Partnership Information Return of Income of the Partnership.

1.26. “Preference Amount” means (a) in the case of the General Partner, the principal amount of the General Partner Loan up to $900,000 and (b) in the case of the Special Limited Partner, the value of any assets transferred to the Partnership and plus the principal amount of funds loaned to the Partnership (all as provided in Section 6.2 hereof) up to $900,000, less in the case of each Partner (i) the distributions made to such Partner pursuant to Section 9.1(a) hereof, plus (ii) in the case of each Partner interest on such difference at 1.5% per annum above the prime rate of interest of Citibank, N.A. as the same may be adjusted from time to time.

1.27. “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership for such fiscal year or period that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;

(ii) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(iii) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation for such fiscal year or other period, computed in accordance with Section 1.9 hereof; and

(iv) Notwithstanding any other provision of this Section, any items which are specially allocated pursuant to Section 9.4 or Section 9.5 hereof shall not be taken into account in computing Profits or Losses.

1.28. “Special Limited Partner” means HTI Tucson Rehabilitation, Inc., a wholly-owned subsidiary of Healthtrust.

1.29. “Syndication Expenses” means all expenditures classified as syndication expenses pursuant to Treasury Regulation Section 1.709-2(b). Syndication Expenses shall be taken into account under this Agreement at the time they would be taken into account under the Partnership’s method of accounting if they were deductible expenses.

1.30. “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

1.31. “Unit” means an interest in the initial capital of the Partnership held by Investor Limited Partners. The authorized number of Units of limited partnership interest is 20, each of which represents a  1/2% interest in the Partnership.

II. ORGANIZATION

2.1 Formation. A Limited Partnership shall be formed under and pursuant to the Act by the filing of a Certificate of Limited Partnership of the Partnership for record in the Office of the Secretary of State of Delaware on June 14, 1990, and in such other places as may be necessary to protect the status of the Partnership as a limited partnership and as otherwise required by law.

2.2. Name. The name of the Partnership is Southern Arizona Regional Rehabilitation Hospital, L.P. The business of the Partnership may be conducted under any name chosen by the General Partner and the General Partner may in its sole discretion from time to time change the name of the Partnership.

III. PRINCIPAL PLACE OF BUSINESS

AND AGENT FOR SERVICE OF PROCESS

The principal place of business of the Partnership shall be located at 600 Wilson Lane, P.O. Box 715, Mechanicsburg, PA 17055, or at such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership’s registered office and registered agent in Delaware shall be: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IV. BUSINESS

The business to be conducted by the Partnership shall be to own or lease and operate the Hospital.

V. TERM

The Partnership shall exist until December 31, 2025, unless terminated sooner pursuant to Article XIII of this Agreement.

VI. CAPITAL CONTRIBUTION AND STATUS

6.1. Capital Contribution of the General Partner. The General Partner shall contribute to the capital of the Partnership cash in the amount of $300,000, which shall be paid nine months prior to estimated completion of construction of the Hospital. In addition, the General Partner shall make or arrange for a loan or loans of up to $900,000 to fund Partnership development, operation and start-up expenses as and when cash is required (the “General Partner Loan”). The General Partner Loan shall be repaid by payment of the Preference Amount as provided in Section 9.1 hereof and shall rank in right of payment on a parity with the Special Limited Partner’s Capital Contribution in excess of $300,000 pursuant to Section 6.2 hereof. The General Partner’s interest may be represented, in part, by a limited partnership Interest, as agreed by the General Partner and the Special Limited Partner and with appropriate adjustments to the provisions of Article IX hereof.

6.2. Contribution of the Special Limited Partner to Partnership Capital. The Special Limited Partner shall make an initial capital contribution to the Partnership by transferring assets to the Partnership with a value of $300,000. Its initial Capital Contribution shall be made nine months prior to estimated completion of construction of the Hospital and shall consist of assets (or the proceeds from the sale of assets) with an agreed value of $300,000 upon the date of such sale. In addition, the Special Limited Partner shall transfer assets (or the proceeds from the sale of assets) to the Partnership with a value of up to $900,000, or loan funds to the Partnership in an amount up to $900,000, as agreed by the General Partner and the Special Limited Partner. For the purposes of valuing the amount of the Special Limited Partner’s obligations hereunder, the form of assets listed on Schedule 6.2 shall be approved as being satisfactory and assigned the value set forth on such schedule. The Special Limited Partner shall make its additional Capital Contributions of assets, or loan (as agreed by the General Partner and the Special Limited Partner) at such time as advances of the General Partner Loan are made by the General Partner pursuant to Section 6.1. If assets are transferred to the Partnership, such assets shall have a value equal to the amount of cash contributed by the General Partner pursuant to Section 6.1; provided that in no event will the Special Limited Partner be required to transfer assets to the Partnership valued, or loan funds, in excess of an aggregate of $1,200,000. If the General Partner and the Special Limited Partner are unable to agree upon the value of assets transferred to the Partnership by the Special Limited Partner, the General Partner and the Special Limited Partner shall select a Qualified Appraiser (as defined in Section 11.6(d)) to appraise such assets. The assets transferred to the Partnership by the Special Limited Partner shall be useable in the Partnership’s business. Under no circumstances will the Special Limited Partner own less than 80% of the limited partnership Interest in the Partnership.

6.3 Capital Contributions of the Investor Limited Partners. Each Investor Limited Partner shall purchase Units in the Partnership at a price per Unit determined by the General Partner and approved by the Special Limited Partner, which approval shall not be unreasonably withheld.

6.4. Limited Liability. The obligations of a Limited Partner are limited to those expressly set forth herein and a Limited Partner shall not be bound by, or personally liable for, the expenses, liabilities or obligations of the Partnership, except as provided in the Act.

6.5. Role of Limited Partners. Except as otherwise provided in this Agreement, a Limited Partner shall take no part in or interfere in any manner with the conduct or control of the business of the Partnership and shall have no right or authority to act for or bind the Partnership.

6.6. Withdrawal of Capital Contributions. Except as provided herein, no Limited Partner shall have the right to withdraw or reduce his Capital Contribution without the consent of the General Partner. No Limited Partner shall have the right to demand or receive property other than cash in return for his Capital Contribution, and, except as provided in Section 6.2 of this Agreement, no Limited Partner shall have priority over any other Limited Partner, either as to the return of Capital Contributions or as to profits, losses or distributions.

6.7. Assessments. Limited Partners will not be subject to additional assessments for contributions to the capital of the Partnership.

6.8. Sale of Additional Units. The General Partner may, upon receiving written consent from the Special Limited Partner, which consent shall not be unreasonably withheld, sell up to 20 Units to individuals and entities who shall become Investor Limited Partners on terms and conditions approved by the Special Limited Partner or, if the parties are unable to agree, the purchase price shall be the fair market value of Units determined in the manner set forth in Section 11.6(d) below. Notwithstanding anything to the contrary herein, upon the sale of additional Units as provided herein, (i) the costs and expenses related to the sale of additional Units shall be paid by the General Partner, and (ii) the Special Limited Partner shall receive a special cash distribution in an amount equal to the purchase price paid by the Investor Limited Partners.

VII. EXPENSES OF THE PARTNERSHIP

7.1. Organizational and Offering Expenses. The Partnership will pay, or reimburse the General Partner and the Special Limited Partner for, all the expenses of its organization and the offering of Units, including those costs referred to in Section 6.8(i) above.

7.2. Management Costs. The management of the Partnership will be under the control of its General Partner. The General Partner shall be reimbursed for its reasonable out-of-pocket expenses incurred on behalf of the Partnership in connection with its duties as the General Partner. The Hospital will be managed by the General Partner or an Affiliate pursuant to a Management Agreement with the Partnership in the form attached hereto as Exhibit 7.2 (the “Management Agreement”). For managing the Hospital, Continental will receive a fee as set forth in the Management Agreement. Also, the Partnership will reimburse the General Partner for specific costs incurred by the Hospital which are paid by the General Partner or an Affiliate to independent third parties.

VIII. TRANSACTIONS WITH AFFILIATES

8.1. General. Subject to the provisions of Section 10.5, the Partnership may contract with entities, including Affiliates of the General Partner and the Special Limited Partner, to perform other services. Any such arrangements with Affiliates will be on terms that the General Partner believes to be fair and reasonable to the Partnership and no less favorable than could reasonably be obtained with unaffiliated persons. The Partnership will be responsible for the payment of all expenses related to its activities. Each Investor Limited Partner, upon his execution of this Agreement, consents to, approves and ratifies all transactions with Affiliates of the General Partner and the Special Limited Partner that are entered into in conformity with this Agreement.

8.2. The Management Agreement. The Hospital will be managed by the General Partner or an Affiliate pursuant to the Management Agreement. For managing the Hospital, Continental will receive a fee as set forth therein. Also, the Partnership will reimburse the General Partner for specific costs incurred by the Hospital which are paid by the General Partner to independent third parties.

8.3. Development Fee. Continental shall receive a development fee in the amount of $800,000. The Special Limited Partner shall receive a development fee in the amount of $330,000, all or a portion of which, at the Special Limited Partner’s sole discretion, may be used to satisfy the initial capital contribution required by Section 6.2.

8.4. Site Improvements. The Partnership shall pay 50% of the costs required to widen the access road to the Hospital, West Hospital Drive, up to $50,000. The remaining portion will be paid by an Affiliate of the Special Limited Partner.

IX. ALLOCATION OF INCOME AND LOSS; CASH DISTRIBUTIONS

9.1. Distributions. The Partnership shall distribute Available Cash Flow and any other property received by the Partnership as a result of the operations of the Hospital or sale of its assets as follows:

(a)	Until the General Partner’s and Special Limited Partner’s Preference Amount is reduced to zero 100% of the Available Cash Flow shall be allocated to the Special Limited Partner and the General Partner in proportion to their Preference Amounts;

(b)	Thereafter any remaining Available Cash Flow shall be distributed (i) 50% to the General Partner, (ii) 1/2% to the holder of each Unit, and (iii) the balance to the Special Limited Partner. All distributions of Available Cash Flow shall be made within 60 days after the end of each fiscal year or more often as the General Partner may determine.

9.1.1 The Special Limited Partner shall be distributed the gross proceeds, less expenses incurred in connection with the offering of such Units, including any indebtedness owed to the Partnership, received upon the issuance of additional Units after the Closing. Such distributions shall be made within 30 days of the Partnership’s sale of Units requiring such distribution.

9.1.2 Notwithstanding the foregoing, upon the liquidation of the Partnership, including the sale of all or substantially all of the Partnership’s assets, distribution of Partnership assets shall be in accordance with the ending Capital Account balances of the Partners after all allocations of Profit, Loss, income and expense.

9.2. Partner Admission Date; Allocation of Net Income, Net Loss and Distributions in Respect of Units Transferred. A purchaser of Units shall become an Investor Limited Partner (i) with respect to Units sold by the Partnership on the date that both (a) his Capital Contribution is received by the Partnership, and (b) the General Partner accepts such purchaser’s subscription by signing the appropriate signature line of such purchaser’s subscription agreement or (ii) with respect to substituted Limited Partners purchasing limited partnership Interest in accordance with Article XI hereof, on the date that the General Partner consents in writing to such transfer of limited partnership Interest. If limited partnership Interest is transferred during any fiscal year of the Partnership, the net income or net loss attributable to such limited partnership Interest for such fiscal year shall be divided and allocated between the transferor and the transferee based on the time each such party was, according to the books and records of the Partnership, the owner of record of the interest transferred during the year in which the transfer occurs. For this purpose, the transferor shall be deemed not to be a Partner as of the date the transfer actually occurs, and the transferee shall, for these purposes, be deemed to be a Partner as of the like day. Distributions of Partnership assets in respect of Interest shall be made only to persons who according to the books and records of the Partnership are the owners of such Interest on a date selected by the General Partner.

9.3. Profits and Losses. (a) Profits and Losses shall be allocated (i) 50% to the General Partner, (ii) 1/2% to the holder of each Unit, and (iii) the balance to the Special Limited Partner.

(b) Notwithstanding the foregoing, upon the liquidation of the Partnership, including the sale of all or substantially all of the Partnership’s assets, Profits, if any, in an amount up to the sum of the negative Capital Account balances of the Partners with such balances shall be allocated to such Partners in proportion to their respective negative Capital Account balances after allocations are made in accordance with Treasury Regulation section 1.704-1 with respect to the negative Capital Accounts resulting from allocations of Loss or deduction attributable to nonrecourse debt secured by Partnership assets. Thereafter, income and loss shall be allocated among the Partners so that their Capital Accounts equal, as nearly as practicable, the distribution they would be due pursuant to Section 9.1.

9.4. Special Allocations: Items in the Nature of Income or Gain.

(a) The General Partner and Special Limited Partner shall each be allocated income in each year in an amount equal to any distributions received pursuant to Section 9.1(a).

(b) If there is a net decrease in the Partnership’s minimum gain (as defined in Treasury Regulation Section 1.704-1(b) (4) (iv) (c)) during any taxable year, any Partner or Partners with negative Capital Account balances at the end of such year, shall be allocated income or gain in an amount equal to the sum of such deficits. Such amount shall be allocated among the Partners with negative Capital Account balances in the proportion each Partner’s negative Capital Account balance bears to the sum of all such Partners’ negative Capital Account balances. For purposes of this Section 9.4(b) each Partner’s Capital Account shall be increased by any amount such Partner is obligated to restore, or deemed obligated to restore under Treasury Regulation 1.704-1(b)(4)(iv), upon liquidation. The allocations under this Section 9.4(b) shall be interpreted in a manner to conform with Treasury Regulation Section 1.704-1(b)(4)(iv).

(c) If a Partner’s Capital Account is reduced below the amount he is obligated to restore, or deemed obligated to restore under Treasury Regulation Section 1.704-1(b)(4)(iv), upon liquidation by: (i) the allocation of loss or deduction to him under Code Section 706(d), (ii) the allocation of loss or deduction to him under Treasury Regulation Section 1.751-1(b)(2)(ii) or (iii) distributions to him, he shall be allocated, as quickly as possible, items of Partnership income and gain equal to the amount by which his Capital Account is so reduced. For purposes of this Section 9.4(c) each Partner’s Capital Account shall be reduced for the items described in Treasury Regulation Section 1.704-1(b) (2) (ii) (d) (4) (5) and (6). Such allocation shall be interpreted to conform with Treasury Regulation 1.704-1(b)(2)(ii)(d).

(d) In the event any Partners unexpectedly receive any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b) (2) (ii) (d) (6), items of Partnership income and gain shall be specially allocated to such Partners in an amount and manner sufficient to eliminate the deficit balances in their Capital Accounts created by such adjustments, allocations, or distributions as quickly as possible.

(e) In the event there are special allocations of items of income or gain pursuant to Sections 9.4(b)-(d), there shall be a special allocation of items of income and gain in succeeding years, to the extent possible, so that the net amount of any items so allocated and the Profits and Losses and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner if no allocations had been made pursuant to Section 9.4(b)-(d).

9.5. Special Allocations: Items in the Nature of Expenses or Losses. Syndication Expenses for any fiscal year or other period shall be allocated among the Investor Limited Partners admitted in such period in accordance with the number of Units acquired by each.

9.6. Other Allocations Rules. Notwithstanding any provision herein to the contrary, (a) Income, gain, loss, and deduction with respect to contributed assets shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value, in accordance with Code Section 704(c) principles and the Treasury Regulations under Code Sections 704(c) and 704(b).

Allocations pursuant to this Section 9.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any person’s Capital Account or share of Profits and Losses, other items, or distributions pursuant to any provision of this Agreement.

(b) Except as otherwise provided in this Agreement, all other allocations of income, gain, loss and deduction as computed for federal income tax purposes shall be allocated 1/2% to the holder of each Unit, 50% to the General Partner and the balance to the Special Limited Partner.

(c) The Partners are aware of the income tax consequences of the allocations made by this Section 9.6 and hereby agree to be bound by the provisions of this Section 9.6 in reporting their shares of Partnership income and loss for income tax purposes.

X. RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER

10.1. Powers. The management and control of the Partnership and its business and affairs shall rest exclusively with the General Partner, who shall have all the rights and powers which may be possessed by a general partner pursuant to Section 17-403 of the Act, and such additional rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of the General Partner’s duties under this Agreement. Without limiting the generality of the foregoing, the General Partner may, at the cost, expense and risk of the Partnership:

10.1.1. Spend the capital and net income of the Partnership in the exercise of any rights or powers possessed by the General Partner hereunder;

10.1.2. Except as specially set forth to the contrary herein, enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve;

10.1.3. Purchase from or through others contracts of liability, casualty and other insurance which the General Partner deems advisable for the protection of the Partnership or for any purpose convenient or beneficial to the Partnership;

10.1.4. Incur indebtedness for borrowed money in the ordinary course of business up to $3,500,000 during the first year after licensure of the Hospital (“Licensure”) and up to $1,500,000 per year thereafter; and up to $4,000,000 in the aggregate outstanding at any time and, in connection therewith, to secure such indebtedness by pledges of, or grants of, security interests in any Partnership assets to secure debt associated with Partnership property and to issue such guarantees of indebtedness as may be reasonably necessary to secure any such borrowings;

10.1.5. Subject to the provisions of Section 10.5.1(g) of this Agreement, sell or otherwise dispose of, upon such terms and conditions as the General Partner may deem advisable, appropriate or convenient, any of the assets of the Partnership;

10.1.6. Subject to the provisions of Article VIII and except as set forth in Section 10.5, delegate all or any of its duties hereunder and, in furtherance of any such delegation, appoint, employ, or contract with any person (including Affiliates of the General Partner and the Special Limited Partner) for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partner, act as consultants, accountants, attorneys, brokers, escrow agents, leasing agents, or in any other capacity deemed by the General Partner necessary or desirable, and pay appropriate fees to any of such persons.

10.2. Independent Activities; Non-Compete. Subject to the provisions of this Section 10.2 and Section 17.7, the General Partner and each Limited Partner may, notwithstanding the existence of this Agreement, engage in whatever activities they choose without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto, and, as a material part of the consideration for the each Partner’s execution hereof, each other Partner hereby waives, relinquishes and renounces any such right or claim or participation. The foregoing notwithstanding, neither the General Partner nor the Special Limited Partner shall, either directly or indirectly, through any of their respective Affiliates, (other than Affiliates that fall within the definition of “Affiliate” because they own greater than 10%, but less than 50%, of the ownership interest in the parent corporation of the General Partner or the Special Limited Partner) own any interest in, manage, operate, invest in (except as an owner of not more than 5% of a publicly traded company) or be affiliated in any way with any freestanding inpatient rehabilitation hospital or inpatient unit located or to be located within a seventy-five (75) mile radius of the Hospital without the express written consent of the other; provided, however, nothing herein shall prohibit (i) an Affiliate of the Special Limited Partner from operating a 21 bed rehabilitation unit at the Eldorado Hospital and Medical

Center in Tucson, Arizona (the “Eldorado Unit”); or (ii) the General Partner or its Affiliates from engaging to provide contract therapy services to or through such entity. In the event that an Affiliate of the Special Limited Partner desires to expand the number of beds or clinical services in the Eldorado Unit, it will first obtain the consent of the General Partner. Additionally, in the event that an Affiliate of the Special Limited Partner desires to expand the clinical services in the Eldorado Unit, it will first obtain the consent of the General Partner, which consent shall not be unreasonably withheld so long as such programs do not compete with the programs offered by the Hospital. The provisions of this section 10.2 shall bind the Special Limited Partner for a period of two years following the sale of its limited partnership Interest in any transaction other than a sale pursuant to Section 11.5 hereof. The General Partner acknowledges that the conversion of acute care beds to skilled nursing beds at Eldorado Hospital shall not violate this Section 10.2; provided, however, that no patient qualifying for rehabilitation care shall be admitted to such skilled nursing beds.

10.3. Duties. The General Partner shall manage and control the Partnership, its business and affairs to the best of its ability and shall use its best efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent necessary for the efficient and effective carrying on thereof. The General Partner shall act as a fiduciary with respect to the safekeeping and use of the funds and assets of the Partnership.

10.4. The Tax Matters Partner. (a) Each Partner, by the execution of this Agreement, consents to the appointment of the General Partner, as the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(b) The Tax Matters Partner shall have the following duties, along with any other duties required by the Code, to the extent and in the manner provided by the Code:

(1) Furnish the name, address, profits, interest and taxpayer identification number of each Partner to the IRS;

(2) Keep each Partner informed of the administrative and judicial proceedings for the adjustment of any item required to be taken into account by a Partner for income tax purposes; and

(3) Within 30 days of receiving a notice of a Partnership audit by the IRS, forward a copy of such notice to the Partners.

(c) The Tax Matters Partner is hereby authorized, but not required, to:

(1) Enter into any settlement with the IRS with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

(2) If a final administrative adjustment of a Partnership item required to be taken into account by a Partner for tax purposes is mailed to the Tax Matters Partner, seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership’s principal place of business is located, or the United States Claims Court;

(3) Intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4) File a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, file a petition for judicial review with respect to such request;

(5) Enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(6) File a petition as contemplated in Sections 6226(a) and/or 6228 of the Internal Revenue Code; and

(7) Take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

(d) The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners and against any and all loss, liability, cost or expense, including judgments, fines, amounts paid in settlement and attorneys fees and expenses, incurred by the Tax Matters Partner in any civil, criminal or investigative proceeding in which the Tax Matters Partner is involved or threatened to be involved solely by virtue of being Tax Matters Partner, except such loss, liability, cost or expense arising by virtue of the Tax Matters Partner’s gross negligence, fraud, malfeasance, breach of fiduciary duty or intentional misconduct. The payment of all such expenses shall be made before any distributions are made. Neither the General Partner, or any Affiliate, nor any other person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

10.5. Certain Limitations.

10.5.1. Without obtaining the consent of Limited Partners holding an aggregate Limited Partnership Percentage of greater than 50%, the General Partner shall not:

(a) Act in contravention of this Agreement;

(b) Except as provided in Article XIII of this Agreement, do any act which would make it impossible to carry on the ordinary business of the Partnership;

(c) Confess a judgment against the Partnership in excess of $50,000;

(d) Possess Partnership property, or assign any rights in specific Partnership property, including any assignment for the benefit of Partnership creditors, for other than a Partnership purpose; provided that the pledge or assignment of Partnership property to secure Partnership borrowings is hereby recognized as a Partnership purpose;

(e) Admit a person as a General Partner or as a Limited Partner other than as provided in this Agreement;

(f) Amend this Agreement, except as provided in Section 17.4 hereof;

(g) Sell or transfer all or substantially all of the assets of the Partnership; provided that the termination of any lease to which the Partnership is a party is not to be deemed such a transfer;

(h) Enter into an agreement with any of its Affiliates requiring payments by the Partnership of greater than $15,000 during any fiscal year; provided that this prohibition does not apply to loans to the Partnership approved hereunder from the General Partner or its Affiliates if such loans satisfy the requirements of Section 8.1;

(i) Adopt the annual operating budget for the Hospital as required by the Management Agreement; or

(j) Enter into leases with respect to the Hospital and the Equipment to be located at the Hospital that differ materially from the terms set forth on Schedule 10.5.1(j) hereto.

10.5.2. Without obtaining the consent of the Special Limited Partner, the General Partner shall not:

(a) Incur capital expenditures during any fiscal year in excess of $400,000 except as provided in the annual budget, which must be approved under § 10.5.1(i) above;

(b) Incur indebtedness other than in an amount up to $400,000 in connection with capital expenditures as provided in § 10.5.2(a) above and indebtedness incurred in the ordinary course of the Partnership’s business permitted by Section 10.1.4;

(c) Appoint an administrator of the Hospital, as to which appointment the consent of the Special Limited Partner will not be unreasonably withheld.

This Section 10.5.2 shall terminate immediately in the event that HTI Tucson Rehabilitation, Inc. or any of its Affiliates shall cease to be the Special Limited Partner.

10.6. Net Worth of the General Partner. The General Partner shall have and maintain at all times during which it (or its substitute) is the General Partner of the Partnership, an aggregate net worth which is sufficient to conduct the business of the Partnership in a prudent manner as determined by the General Partner in its reasonable discretion and to preserve the classification of the Partnership as a “partnership” for federal income tax purposes.

10.7 Hospital By-Laws. The General Partner shall establish and at all times maintain by-laws governing the medical practices and policies of the Hospital that include a governing board, not less than 33% of the members of which are appointed by the Special Limited Partner.

XI. TRANSFER OF INTERESTS IN THE PARTNERSHIP

11.1. In General. Subject to the restrictions on transfer set forth below, a Limited Partner may sell, transfer, assign or subject to a security interest any or all of the Interest owned by such Limited Partner; provided, however, that:

11.1.1. Such Limited Partner and the transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner, including the transferee written notice of election to become a substituted Limited Partner and his or her written acceptance and adoption of the provisions of this Agreement; and

11.1.2. Such Limited Partner pays the Partnership a transfer fee which is sufficient to pay all reasonable expenses connected with the admission of such person as a substituted Limited Partner; and

provided, further, that such transferee shall not become a substituted Limited Partner unless the General Partner consents in writing to such person becoming a substituted Limited Partner. Neither the Partnership nor the General Partner shall recognize or be bound by any assignment of an Interest by a Limited Partner unless the General Partner consents to such assignment in writing. The General Partner will not consent to any sale, assignment or transfer of an Interest or to the admission of any person as a substituted Limited Partner if, in its opinion, such consent and substitution (i) would result in the Partnership being treated for federal income tax purposes as an association taxable as a corporation, (ii) would result in a termination of the Partnership within the meaning of the Internal Revenue Code of 1986; (iii) would constitute a violation of any applicable federal or state law pertaining to securities regulation; or (iv) would cause any Investor Limited Partner to own in excess of two Units. The provisions of this paragraph notwithstanding, the Special Limited Partner shall not transfer any portion of its Interest prior to the third anniversary of Licensure and thereafter may transfer its interest without the consent of the General Partner, but not in violation of clauses (i) through (iv) above, to any entity other than competitors of Continental set forth on Schedule 11.1.2 hereto or their successors or acquirors. The provisions of Section 10.2 hereof shall bind the Special Limited Partner for a period of two years following the sale of any portion of its Interest in any transaction other than a sale pursuant to Section 11.5 hereof or following a change of control as defined in Section 11.6(c).

Notwithstanding the foregoing, each Limited Partner agrees that, at least 60 days prior to any sale, assignment or transfer (by operation of law or otherwise) of any portion of its Interest, such Limited Partner will give written notice thereof to the General Partner including the name of the proposed purchaser (the “Proposed Purchaser”) and all of the terms, conditions and other material details of such sale, assignment or transfer. The General Partner shall have the right for 30 days after it receives such written notice to direct such Limited Partner to sell the Interest to such person as the General Partner may designate, including the General Partner itself or an Affiliate thereof, on the same terms and conditions. If the General Partner fails to direct the sale of the Interest during such 30-day period, the Limited Partner shall have 30 days in which it may consummate such sale, transfer or assignment on such terms and conditions to the Proposed Purchaser. If the Limited Partner does not consummate the sale, transfer or assignment during such 30-day period, such Interest shall again be subject to the General Partner’s right to direct the sale contained herein.

11.2. Substituted Limited Partners. If (i) the General Partner does not exercise its right to direct the sale of an Interest with respect to transfers by Limited Partners, (ii) the General Partner consents to the admission of a person as a substituted Limited Partner and (iii) the conditions of Section 11.1 are met, then the General Partner shall take all other steps which, in the opinion of the General Partner, are reasonably necessary to admit such person as a substituted Limited Partner. Such person shall become a substituted Limited Partner on the date such person is deemed to be a Limited Partner under Section 9.2 hereof.

11.3. Valuation of Interests or of the General Partner’s Interest. The fixed value (the “Fixed Value”) of each Interest or of the General Partner’s interest shall be an amount equal to the fair market value of Interests or of the General Partner’s interest determined according to the procedure set forth in Section 11.6 below.

11.4 Government Regulation. If the General Partner is advised by counsel that the operations of the Partnership are in violation of law, and such advice is confirmed by counsel to the Investor Limited Partners, the General Partner shall have the option of purchasing all outstanding Units held by Investor Limited Partner for a purchase price equal to the Fixed Value. The General Partner shall notify each Investor Limited Partner of its interest to purchase the Units and such purchase shall take place within 30 days of such notice. Upon payment by the General Partner, the Units shall no longer be deemed outstanding.

11.5. Mandatory Repurchase By General Partner. At any time prior to the third anniversary of Licensure, the Special Limited Partner may require the General Partner to purchase all Interest held by it in the event of a “default,” as defined below, upon 30 days prior written notice to the General Partner setting forth the nature of such default and the failure of the General Partner to cure such default within the 30 day notice period, for a purchase price equal to the Fixed Value of the Interest. “Default” shall be defined as conduct by the General Partner which constitutes a material breach of this Agreement, gross negligence or willful misconduct. The Special Limited Partner’s exercise of its right to require the General Partner to purchase the Special Limited Partner’s Interest shall be without prejudice to the rights of the Special Limited Partner to pursue whatever legal and equitable remedies are available to it for the General Partner’s material breach of this Agreement, gross negligence or willful misconduct.

11.6. General Partner’s Call Option and Put Option. (a) If the Special Limited Partner fails to make its capital contribution required pursuant to Section 6.2 within fifteen (15) days of its receipt of notice from the General Partner or if at any time there shall be a Change in Control (as hereinafter defined) of the Special Limited Partner, the General Partner shall have the right and option to purchase the Interest owned by the Special Limited Partner, exercisable by giving written notice to the Special Limited Partner. Upon the exercise of such option, the Special Limited Partner shall be required to sell such Interest to the General Partner (or its designee) for a purchase price equal to (x) in the event that the event was a default in the payment of the Special Limited Partner’s capital contribution, the total of the capital contribution, previously made by the Special Limited Partner or (y) in all other cases, the Fixed Value of such Interest. The closing of any purchase hereunder shall occur thirty (30) days after the General Partner has exercised its option, or at such other time as the General Partner and the Special Limited Partner may agree.

(b) If at any time there shall be a Change in Control (as hereinafter defined) of the General Partner, the special Limited Partner shall have the right and option to (i) sell its Interest in the Partnership to the General Partner (or its designee) or (ii) at the Special Limited Partner’s option to purchase the General Partner’s interest in the Partnership (including any Interest it may own) in the event the Change in Control is effected with a person or entity which offers acute care hospital services within a seventy-five (75) mile radius of the Hospital, exercisable by giving written notice to the General Partner. Upon the exercise of such option, the General Partner shall be required to purchase such Interest or to sell its General Partner’s interest (including any Interest it may own) (as elected by the Special Limited Partner) for a purchase price equal to their Fixed Value. The closing of any purchase hereunder shall occur thirty (30) days after the Special Limited Partner has exercised its option, or at such other time as the General Partner and the Special Limited Partner may agree.

(c) A “Change in Control” for purposes of this Section 11.6 means the sale or transfer, directly or indirectly, whether in a transaction or series of transactions, of the beneficial ownership of capital stock representing fifty (50%) percent or more of the outstanding voting rights of or the sale of all or substantially all of the assets of, the General Partner or the Special Limited Partner. For purposes of this paragraph, the pledge of the General Partner’s interest in the Partnership or of Continental stock in the General Partner to a lender for the purpose of securing Continental’s corporate bank credit facility does not constitute a “change of control”.

(d) To determine the fair market value of the Interest owned by the Special Limited Partner or of the General Partner’s interest, within twenty (20) days after either the General Partner or the Special Limited Partner, as applicable, gives notice of its intention to invoke this Section 11.6, the General Partner and the Special Limited Partner shall each select a Qualified Appraiser, as defined below. The Qualified Appraisers so selected shall meet within thirty (30) days after the date of their appointment to determine the fair market value of the Interest or of the General Partner’s interest to be purchased and shall give written notice thereof to the General Partner and the Special Limited Partner. In the event that the valuation is made upon a default, under. Section 11.5, such fair market value to be determined as of a date immediately prior to the date of the default, to insure that the Special Limited Partner is not prejudiced by such default. If within thirty (30) days after the date on which they have been so appointed, they have not agreed on such fair market value, they shall themselves jointly appoint a third Qualified Appraiser. If three Qualified Appraisers are appointed hereunder to determine the fair market value of the Interest or of the General Partner’s interest, they shall determine such fair market value as expeditiously as possible within thirty (30) days after the third Qualified Appraiser has been appointed. A decision joined in by two of the three Qualified Appraisers shall be the decision of the Qualified Appraisers as to such fair market value. If the three Qualified Appraisers appointed pursuant to this Section fail to reach a decision regarding the fair market value of the Interest or of the General Partner’s interest to be purchased within thirty (30) days after the appointment of the third Qualified Appraiser, such fair market value shall be computed by adding together the fair market value determined by each Qualified Appraiser and dividing that sum by three. For purposes hereof, a Qualified Appraiser is a person who on the date of his or her appointment as an appraiser under this Agreement (i) is not an affiliate of either the General Partner or the Special Limited Partner, and (ii) is qualified to appraise the assets of a business comparable to those of the Partnership.

(e) For purposes of any appraisals required under Section 11.6, each of the General Partner and the Special Limited Partner shall pay the fees and expenses of the Qualified Appraiser appointed by such party. The fees and expenses of the third Qualified Appraiser, if any, and all other expenses, if any, shall be borne equally by the General Partner and the Special Limited Partner.

XII. RESIGNATION OR REMOVAL OF THE GENERAL PARTNER;

RIGHT OF FIRST REFUSAL

12.1. Resignation of the General Partner. Subject to the provisions of Sections 12.4 and 13.2 of this Agreement, the General Partner may resign as such by written notice given in accordance with Section 12.3 of this Agreement.

12.2. Removal of the General Partner. Subject to the provisions of Sections 12.4 and 13.2 of this Agreement, the General Partner shall be removed and cease to be the General Partner of the Partnership immediately upon the dissolution of the General Partner.

12.3. Notice of Resignation or Removal. Written notice of the resignation or removal of the General Partner shall be given by the General Partner to the Limited Partners. Such notice shall set forth the day upon which the resignation or removal is to become effective, which date shall not be less than 90 days after such notice is given to the party or parties being notified, unless a substituted General Partner is elected pursuant to Section 12.5 of this Agreement.

12.4. Liability of the General Partner after Resignation or Removal. If the General Partner resigns or is removed in accordance with the provisions of this Agreement, its liability as a general partner shall cease and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability; provided, however, that if such resignation or removal causes a dissolution of the Partnership, the General Partner shall remain the General Partner of. the Partnership for purposes of the winding up of the Partnership pursuant to Section 13.2 of this Agreement, unless a substituted General Partner is elected pursuant to Section 12.5 of this Agreement. Upon resignation or removal, the General Partner shall receive an amount equal to its Capital Account balance and shall thereafter forfeit to the Partnership its interest in the Partnership as the General Partner, which interest will be allocated to a substituted General Partner.

12.5. Election of Substituted General Partner. If the General Partner resigns or is removed, Limited Partners holding an aggregate Limited Partnership Percentage greater than 50% may elect a substituted General Partner. Such election must occur before the effectiveness of such resignation or removal. The substituted General Partner shall not become a General Partner until such resignation or removal is effective and such person has executed a copy of this Agreement and had his or its signature thereto acknowledged.

12.6. Right of First Refusal. In the event that the General Partner receives an offer from any person to sell or assign any of its equity ownership, the General Partner shall give the Special Limited Partner written notice of such proposed transfer, setting forth the details of such sale or assignment. The Special Limited Partner shall have 30 days during which it may elect to purchase the equity ownership in the General Partner on the same terms and conditions as set forth in the written notice. The Special Limited Partner will make such election in writing and must complete the purchase of the interest within 30 days of making the election. If the Special Limited partner fails to elect to purchase the interest within 30 days, or fails to consummate the purchase within 30 days after making the election, this right of first refusal shall terminate and the General Partner will be free to complete the sale or assignment. If the General Partner does not complete the sale within 90 days of the initial notice to the Special Limited Partner, this right of first refusal will again attach to the offer. Notwithstanding anything to the contrary contained herein, a pledge and assignment by Continental and the General Partner of its partnership interest in the Partnership and stock of its subsidiaries under Continental’s corporate bank credit facility will not give rise to any right of first refusal to the Special Limited Partner under this paragraph; however, any effort by such lender to take possession of such pledged interest shall be subject to this paragraph.

XIII. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

13.1. Dissolution of the Partnership. The resignation of the General Partner shall cause a dissolution of the Partnership unless, within 90 days thereafter, a substituted General Partner shall be elected pursuant to Section 12.5 of this Agreement to continue the business of the Partnership, in a reconstituted form if necessary, and subject to all the terms of this Agreement. The removal of the General Partner shall cause a dissolution of the Partnership except as provided in Section 12.5. The Partnership shall also be dissolved upon (a) approval of the General Partner and the vote of the Limited Partners holding an aggregate Limited Partnership Percentage greater than 50% to dissolve or to sell all or substantially all of the Partnership’s assets and delivery by the Partners voting to dissolve of written notice. of such vote to the other Limited Partners, (b) the expiration of the term of the Partnership or (c) the adjudication of the General Partner as bankrupt unless (i) a substituted General Partner is elected as provided in Section 12.5 hereof or (ii) the remaining Partners unanimously agree, within 90 days after such event of withdrawal, to continue the Partnership business and to elect a substituted General Partner. In no event shall the death of any Limited Partner result in dissolution of the Partnership. In the event of the death of any Limited Partner, the personal representative of the deceased Limited Partner shall succeed to the interest of the deceased Limited Partner in the Partnership subject to the rights of any assignees of the deceased Limited Partner in and to such interest, and subject to the provisions of this Agreement.

13.2. Winding Up of the Partnership. Upon the dissolution of the Partnership, the General Partner shall take full account of the Partnership’s assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof; provided that all Partnership assets shall be distributed by the later of (i) the last day of the tax year of the liquidation as defined in Treasury Regulation Section 1.704(b) or (ii) 90 days after the liquidation as defined in Treasury Regulation 1.704 (b). Except as provided in Section 6.1, the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed as provided in Section 17-804 of the Act. After payment of or creating adequate reserves to provide for all Partnership debts, obligations and liabilities, the assets of the Partnership, if any, shall be treated as if sold for their fair market value and allocations and distributions shall be made pursuant to Article IX hereof; provided, however, that in no event shall Partnership assets be distributed other than in accordance with the Partners’ ending Capital Account balances.

XIV. BOOKS OF ACCOUNT, ACCOUNTING, REPORTS,

FISCAL YEAR AND TAX ELECTION

14.1. Books of Account. The Partnership’s books and records (including a current list of the names and addresses of all Limited Partners) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the General Partner at 600 Wilson Lane, P. O. Box 715, Mechanicsburg, Pennsylvania 17055, and copies of the Partnership’s books and records and this Agreement shall be maintained at the office of the Partnership at the same address, and each Partner shall have access thereto upon written request at all reasonable times. The books and records shall be kept or caused to be kept by the General Partner using generally accepted accounting principles consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. The General Partner shall also keep or cause to be kept adequate federal income tax records using an accrual basis of accounting applied on a consistent basis.

14.2. Financial Reports. As soon as reasonably practicable after the end of each fiscal year, but not later than 120 days after the end of each fiscal year, each Partner shall be furnished with a copy of a balance sheet of the Partnership as of the last day of the fiscal year and statements of income or loss and source and application of funds of the Partnership for such year. In addition, the Partnership will furnish to the Limited Partners unaudited quarterly summaries of its operations. All such financial statements shall be prepared on the accrual basis of accounting. The Partnership shall also furnish to each Partner not later than 120 days after the end of each fiscal year an unaudited statement of cash flow of the Partnership for such year and a statement showing the amounts allocated to or allocated against such Partner pursuant to this Agreement during or in respect of such year, and any items of income, deduction, credit or loss allocated to such Partner for purposes of the Code. The Partnership will also keep at the principal office adequate income tax records using the accrual income tax basis of accounting and within 90 days of each fiscal year, will furnish to each Partner a copy or summary of all federal, state and/or local tax returns which are filed by the Partnership. The General Partner shall, upon the request of the Special Limited Partner, cause to be prepared an audited balance sheet, statement of income and loss, and statement of changes in cash flow, each prepared by an independent certified public accounting firm selected by the Special Limited Partner, at the Special Limited Partner’s cost and expense.

14.3. Annual Reports. The annual financial statements provided for in Section 14.2 of this Agreement shall be accompanied by a report in reasonable detail, containing a description of the activities of the Partnership during the year. Such report shall set forth the distributions to the Limited Partners during such year and shall separately identify distributions from (a) cash flow from operations during the year, (b) cash flow from prior periods and (c) proceeds from any refinancing or disposition of the Partnership’s assets. Such report shall also separately identify funds retained by the Partnership at the end of such year. In addition, such annual report shall contain a complete statement of all compensation and fees paid or accrued by the Partnership to the General Partner and its Affiliates, together with a description of any new agreements with Affiliates.

14.4. Fiscal Year. The fiscal year of the Partnership shall end on June 30.

14.5. Tax Election. Upon the transfer of an interest in the Partnership or in the event of a distribution of the Partnership’s property, the General Partner may, but is not obligated to, cause the Partnership to elect pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s property as allowed by Sections 734(b) and 743(b) thereof.

XV. POWER OF ATTORNEY

15.1. Appointment of Attorney-in-Fact. Each Investor Limited Partner, pursuant to such Investor Limited Partner’s execution of a subscription agreement pertaining to his purchase of Units, hereby makes, constitutes and appoints the General Partner with full power of substitution and resubstitution, his agent and attorney-in-fact to execute this Agreement and to sign, execute, certify, acknowledge, and file for record any other instruments which may be required of the Partnership or of the Investor Limited Partners by law, including, but not limited to, amendments to or cancellations of this Agreement. Each Investor Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Investor Limited Partner were himself personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

15.2. Effect of Power. The power of attorney granted pursuant to Section 15.1 of this Agreement:

15.2.1. Is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, insanity, or incapacity of the granting Investor Limited Partner; and

15.2.2. May be exercised by such attorney-in-fact for each Investor Limited Partner by listing all of the Investor Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact as attorney-in-fact for all of them; and

15.2.3 Shall survive the delivery of an assignment by a Investor Limited Partner of the whole or a portion of his interest in the Partnership, except that where the purchaser, transferee or assignee thereof is to be admitted as a substituted Investor Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such attorney-in-fact to execute, acknowledge and file any such agreement, certificate, instrument, or document necessary to effect such substitution.

XVI. LIABILITY OF THE GENERAL PARTNER

16.1. Return of Capital Contribution. Anything in this Agreement to the contrary notwithstanding, the General Partner shall not be individually liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

16.2. No Liability for Actions. The General Partner and its Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates if the General Partner or its Affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence, fraud or willful misconduct of the General Partner or its Affiliates. The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence, fraud or willful misconduct on the part of the General Partner or its Affiliates.

XVII. MISCELLANEOUS

17.1. Notices. Except as otherwise provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given if delivered in writing personally to the person to whom it is authorized to be given, or if sent by mail or telegraph, as follows: if to the General Partner or the Special Limited Partner, at their address set forth in the first paragraph of this Agreement, or to such other address as the General Partner or the Special Limited Partner may from time to time specify by written notice to the Partnership; and if to an Investor Limited Partner, at such an Investor Limited Partner’s address set forth in the Subscription Agreement executed by the Investor Limited Partner, or to such other address as such Investor Limited Partner may from time to time specify by written notice to the General Partner and all other Investor Limited Partners. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or as of the date on which the same was deposited in the United States mail, postage prepaid, addressed and sent as aforesaid.

17.2. Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17.3. Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

17.4. Amendments. Amendments to this Agreement may be made in the following manner.

17.4.1. Amendments to this Agreement may be proposed by the General Partner, the Special Limited Partner or Limited Partners holding an aggregate Limited Partnership Percentage of at least 50%. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment and may include in any such submission its recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Limited Partners on the proposed amendment or shall call a meeting of the Partners pursuant to Section 17.5 of this Agreement to vote thereon and to transact any other business permitted by the Act to be transacted by the Limited Partners that they may deem appropriate. For purposes of obtaining a written vote, the General Partner may require response within a specified time, but not less than 30 days, and failure to respond in such time shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. A proposed amendment shall be adopted and effective as an amendment to this Agreement if it receives the affirmative vote of Limited Partners holding an aggregate Limited Partnership Percentage greater than 50% and, if such amendment affects the economic benefits or rights of the General Partner in any material respect, such amendment must be approved by the General Partner.

17.4.2. In addition to any amendments otherwise authorized herein, the General Partner may, without obtaining the consent of the Limited Partners, amend this Agreement from time to time:

(a) To add to the representations, duties or obligations of the General Partner or its Affiliates or surrender any right or power granted to the General Partner or its Affiliates herein, for the benefit of the Limited Partners;

(b) To cure any ambiguity, to correct or supplement any provision herein or therein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement, provided that the Partnership receives a written opinion of independent counsel that such amendment does not adversely effect the interests of the Limited Partners; and

(c) To admit additional or substituted Limited Partners pursuant to the terms hereof.

17.5. Meetings and Means of Voting. Meetings of the Partners may be called by the General Partner, or Limited Partners holding an aggregate Limited Partnership Percentage of at least 50%, for any matter specified in Sections 10.5, 12.5, 13.1 or 17.4 of this Agreement. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be delivered by the General Partner within ten days of its calling to all Partners in the manner prescribed in Section 17.1 of this Agreement and such meeting shall be held not less than 15 days nor more than 60 days after such notice. Partners may vote in person or by proxy at any such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in writing in accordance with the procedure for obtaining written votes prescribed in Section 17.4.1 of this Agreement.

17.6. Right to Rely Upon the Authority of the General Partner. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no creditor of the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such creditors shall have received written notice from the Partnership affecting the same.

17.7. Non-Competition. Notwithstanding anything to the contrary herein, an Investor Limited Partner shall not serve as an officer, director, employee of, or own an ownership interest in (except ownership of not less than 5% of a publicly-traded company), a rehabilitation facility serving outpatients or inpatients within a 75 mile radius of the Hospital; provided, however, nothing herein shall interfere with the private medical practice of any. Investor Limited Partners who is a licensed physician.

17.8. Delaware Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

17.9. Waiver of Action for Partition. Each Partner irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain any action for partition with respect to any of the assets of the Partnership.

17.10. Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.

17.11. Parties in Interest. Except as provided in Article XI of this Agreement, this Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

17.12. Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

IN WITNESS WHEREOF, this Agreement of Limited Partnership has been executed as of this 24th day of August, 1990.

GENERAL PARTNER:

CONTINENTAL REHABILITATION HOSPITAL OF ARIZONA, INC.

By:	/s/ [unreadable]
Title:	S.V.P.

SPECIAL LIMITED PARTNER:

HTI TUCSON REHABILITATION, INC.

By:	/s/ [unreadable]
Title:	Vice President

SCHEDULE 6.2

Assets Acceptable for Satisfaction of

Capital Contribution

1.	Approximately 42,253.52 or more square feet of real property located on a 105,999.87 square foot parcel of land located on property adjacent to the proposed site of the Hospital, valued at approximately $7.10 per square foot; provided, however, that such property shall not be used unless the Partnership has in place a binding agreement to sell such property to HealthTrust or a HealthTrust Affiliate for an amount equal to the stated value of such land plus the costs and taxes associated with such transaction.

2.	Operating assets representing the outpatient physical therapy unit located at the medical office building on the campus of Northwest Hospital in Tucson, Arizona valued at four times Operating Cash Flow of such unit for the 12 month period immediately prior to such sale. For purposes of this paragraph, Operating Cash Flow shall be calculated in accordance with the method set forth in Attachment 6.2A to this schedule.

Attachment 6.2A

Operating Cash Flow

Net Pre-Tax Income (Gross revenues less contractuals, less bad debts, less direct operating expenses and less indirect operating expenses attributable to the outpatient physical therapy unit)

Less:	Principle loan payments

Less:	Increase in accounts receivable

Less:	Decrease in accounts payable and accrued expenses

Add:	Depreciation

Add:	Amortization

Add:	Decrease in accounts receivable

Add:	Increase in accounts payable and accrued expenses

Operating Cash Flow

SCHEDULE 7.2

Form of Management Agreement in substantially similar form to the Management Agreement between Continental and Tri-Cities Regional Rehabilitation Hospital, L.P.

SCHEDULE 10.5

Lease Terms:

•	10-15 year term with 3 five year renewal options

•	Rent Structure:

-	Base lease not greater than 12.5%

-	Additional Rent—7.75% of net revenues in excess of 85% of year 2 net revenues

-	Percentage Rent—3-5% of private/commercial pay revenues

•	Lessee will have first right of refusal to acquire facility during lease term

•	Lessee will have purchase option at the end of the primary lease term